EXHIBIT 99.1

NEWS RELEASE                        Contacts:            Commerce Energy Group, Inc.
                                Linda Ames
                                Corporate Communications
                                714-259-2539
                                                lames@CommerceEnergy.com

                    PondelWilkinson Inc.
             Robert Jaffe/David Stankunas
              310-279-5980
                    rjaffe@pondel.com / dstankunas@pondel.com

Commerce Energy Reports Fiscal 2008 Second Quarter Financial Results

-- Company Revises 2008 Outlook --

COSTA MESA, CA – March 13, 2008 – Commerce Energy Group, Inc. (Amex: EGR), a leading U.S. electricity and natural gas marketing company, today announced its financial results for the fiscal 2008 second quarter and six months ended January 31, 2008.

Second Quarter Results
The company reported a net loss of $1.2 million, or $0.04 per share, compared with net income of $2.5 million, or $0.09 per share, for the fiscal 2007 second quarter. Net revenues increased 17% to $108.4 million from $92.6 million for the same period last year, driven primarily by higher retail electricity sales to customers in Texas.

Gross profit increased to $19.3 million from $14.5 million for the second quarter of fiscal 2008. Gross profit from electricity grew to $13.5 million compared with $10.4 million for the same quarter of fiscal 2007, due to customer growth in Texas. Gross profit from natural gas increased to $5.8 million from $4.1 million in the second quarter of fiscal 2007 primarily due to increased margins in California and Ohio.

“While second quarter revenues and gross profit showed solid growth over the preceding quarter, our bottom-line results were unacceptable,” said Gregory L. Craig, Commerce Energy’s recently named chairman and chief executive officer. “Commerce Energy has considerable strengths and opportunities, and we believe that by refining the company’s strategies and operations, we can enhance efficiencies and improve our financial performance. To that end, we have identified a number of areas for immediate action, including reducing expenses, managing bad debt expenses, focusing sales and marketing efforts on our most profitable and high-growth markets, and improving our credit strength.”

Selling and marketing expenses increased to $4.3 million from $2.6 million in the comparable quarter last year, reflecting higher third-party sales expenses, increased personnel expenses and higher advertising costs related to the company’s expanded customer acquisition initiatives.

General and administrative expenses were $16.0 million compared with $9.6 million in the prior year second quarter, primarily reflecting $6.2 million in bad debt expenses (an increase of $4.9 million) resulting from a 17% increase in net revenues and higher bad debt reserves in Texas, increased personnel costs related to additional customer service and information technology staff to support the company’s growing customer base, increased professional service fees, and higher depreciation and amortization expenses.

Results for the Six Months Ended January 31, 2008
The company reported a net loss of $2.3 million, or $0.08 per share, versus net income of $2.9 million, or $0.10 per share, for the comparable period last year. Net revenues climbed 31% to $214.0
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million from $163.2 million in the same period in fiscal 2007, driven primarily by higher electricity volumes in Texas.

Gross profit increased 45% to $35.7 million from $24.6 million for the first half of fiscal 2007. Gross profit from electricity increased 52% to $28.5 million compared with the first six months of fiscal 2007, reflecting the impact of customer growth. Gross profit from natural gas increased to $7.2 million compared with gross profit of $5.8 million for the six-month period ended January 31, 2007, reflecting higher margins in California and Ohio.

Selling and marketing expenses increased to $8.2 million from $4.8 million in the comparable period last year, reflecting higher third-party sales expenses, personnel costs and advertising related to the company’s expanded customer acquisition initiatives.

General and administrative expenses were $29.4 million compared with $17.5 million in the first half of 2007 primarily reflecting increased bad debt expenses resulting from a 31% increase in net revenues and higher bad debt reserves in Texas, increased personnel costs related to additional customer service and information technology staff to support the company’s growing customer base, higher professional service fees resulting from the company’s review of its strategic alternatives, and increased depreciation and amortization expenses.

Liquidity
At January 31, 2008, the company had unrestricted cash and equivalents of $5.6 million, $48.0 million of working capital and no long-term debt. The company believes that it will require additional capital resources in fiscal 2008 to (i) meet its credit facility requirement to have $10 million in excess availability at all times on and after July 1, 2008; (ii) fund possible expansion of the company’s business, either from internal growth or acquisition; (iii) add liquidity if energy prices increase materially; and (iv) respond to increased energy industry volatility and/or uncertainty that create additional funding requirements.

Effective March 12, 2008, Wachovia Capital Finance Corporation (Western), as Agent and Lender, and The CIT Group/Business Credit, Inc., as Lender entered into an amendment to our Credit Facility and granted us a waiver on the EBITDA, fixed charge coverage and capital expenditure covenants and adjusted upward the interest rate on both borrowings and letters of credit by 0.05% until certain performance targets are met.

Revised Fiscal 2008 Outlook
Commerce Energy revised its fiscal 2008 outlook and now expects to report a net loss per share in the range of $0.10 to $0.15 for the fiscal year ending July 31, 2008. The revised outlook reflects (i) increased bad debt expense in the second quarter of fiscal 2008; (ii) increased third-party sales expenses in the second quarter of fiscal 2008; (iii) anticipated additional bad debt expense in the third and fourth quarters of fiscal 2008; (iv) compensation expense related to severance payments and stock option and restricted stock awards related to the previously announced transition to a new CEO and a new COO in the third quarter of fiscal 2008; and (v) anticipated increased energy costs in the second half of fiscal 2008 adversely effecting gross profits.

Conference Call and Webcast
Commerce will host a conference call to review the results of operations for the second quarter ended January 31, 2008 today at 5 p.m. ET (2 p.m. PT). The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year. A telephonic replay will be available through March 20, 2008, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 28713700.

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (Commerce Energy) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy is publicly traded on the American Stock Exchange (Amex) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy
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Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.

Headquartered in Orange County, California, Commerce Energy also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce Energy to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Craig, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this news release, whether express or implied, are made in good faith and the company believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission (SEC), some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, uncertainties in the capital markets should we seek to raise additional capital, uncertainties relating to federal and state proceedings relating to other issues in the 2000-2001 California energy crisis, accounts receivable collection issues caused by unfavorable changes in regulations or economic trends, increased or unexpected competition, adverse state or federal legislation or regulation, or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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FINANCIAL TABLES FOLLOW

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COMMERCE ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2008	2007	2008	2007
Net revenue	$108,392	$92,644	$213,990	$163,152
Direct energy costs	89,126	78,112	178,336	138,563
Gross profit	19,266	14,532	35,654	24,589
Selling and marketing expenses	4,260	2,607	8,192	4,845
General and administrative expenses	15,973	9,637	29,433	17,484
Income (loss) from operations	(967)	2,288	(1,971)	2,260
Other income (expense):
Interest income	87	251	317	662
Interest expense	(369)	—	(682)	—
Total other income and expenses	(282)	251	(365)	662
Net income (loss)	$(1,249)	$2,539	$(2,336)	$2,922
Income (loss) per common share:
Basic	$(0.04)	$0.09	$(0.08)	$0.10
Diluted	$(0.04)	$0.09	$(0.08)	$0.10
Weighted-average shares outstanding:
Basic	30,397	29,687	30,391	29,663
Diluted	30,397	29,721	30,391	29,693

Volume and Customer Count Data

	Three Months Ended January 31,		Six Months Ended January 31,
	2008	2007	2008	2007
Electric – Megawatt hour (MWh)	598,000	448,000	1,314,000	906,000
Natural Gas – Dekatherms (DTH)	4,492,000	4,855,000	7,499,000	6,985,000
Customer Count	175,000	164,000	175,000	164,000

Condensed Consolidated Balance Sheets
(In Thousands)

	January 31, 2008	July 31, 2007
	(Unaudited)
ASSETS
Cash and equivalents	$5,637	$6,559
Accounts receivable, net	72,915	65,231
Natural gas inventory	4,118	5,905
Prepaid expenses and other	8,583	7,224
Total current assets	91,253	84,919
Restricted cash and equivalents	—	10,457
Deposits and other	1,886	1,906
Property and equipment, net	9,710	8,662
Goodwill and other intangible assets, net	9,753	10,632
Total assets	$112,602	$116,576
LIABILITIES AND STOCKHOLDERS’ EQUITY
Energy and accounts payable	$34,156	$37,926
Short-term borrowings	3,000	—
Accrued liabilities	6,095	8,130
Total current liabilities	43,251	46,056
Total stockholders’ equity	69,351	70,520
Total liabilities and stockholders’ equity	$112,602	$116,576